Exhibit 16.1


 August 25, 2003


 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549


 Gentlemen:

 We have read Item 4 of Form 8-K dated August 25, 2003, of Carrington Laboratories, Inc. and are in agreement with the statements contained in the third paragraph of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                    Sincerely,

                                    /s/Ernst & Young LLP